UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 22, 2004

THE WORNICK COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-119336	30-0225741
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10825 Kenwood Road, Cincinnati, Ohio		42542
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                The information contained in this report shall not be incorporated by reference into any other filings of The Wornick Company (the “Company”) whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this report and in the exhibit hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Forward-Looking Statements

                This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our business, operations, financial results and future prospects. These statements are based on management’s current expectations and are subject to significant risks and uncertainties, including but not limited to the factors described under the heading “Forward-Looking Statements” in our quarterly report on Form 10-Q for the quarter ended October 2, 2004. For a detailed discussion of the factors which could impact our business, operations, financial results and future prospects, please refer to the “Risk Factors” contained in our registration statement on Form S-4 and risk factors discussed in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to our quarterly report on Form 10-Q for the quarter ended October 2, 2004, and any subsequently filed reports. All documents filed with the SEC are available free of charge through the SEC’s website at http://www.sec.gov or from us by contacting Michael M. Thompson at (513) 794-9800.

Item 7.01               Regulation FD Disclosure.

                Pursuant to the Company’s obligations under Regulation FD, the Company is hereby furnishing the following information under Item 7.01 of this current report on Form 8-K.  On December 20, 2004, management of the Company at a meeting with certain investors disclosed the following material non-public financial information with respect to the Company on a confidential basis.

                Based on the Company’s revenues for the four-week periods ended October 30, 2004 and November 27, 2004 of $15.4 million and $15.6 million, respectively, management of the Company estimated adjusted EBITDA of approximately $2.8 million for each of such periods.  Further, management of the Company estimated revenues and adjusted EBITDA for the 52-week period ended November 27, 2004 of approximately $191.3 million and approximately $24.5 million, respectively.

                Based on its outlook for December 2004, management of the Company reaffirmed guidance for adjusted EBITDA of between $25 million to $26 million for the year ending December 31, 2004.  Based on its outlook for 2005, management of the Company estimated adjusted EBITDA of between $25 million to $28 million for the year ending December 31, 2005.

                The Company defines adjusted EBITDA as EBITDA adjusted to exclude (i) non-recurring charges related to inventory step-up, (ii) non-recurring transaction expenses attributable to our acquisition of our business from the predecessor company on June 30, 2004 and (iii) non-cash ESOP charges and other stock-based compensation expenses incurred by the predecessor company.  The Company defines EBITDA as net income before income tax expense, interest expense, net, depreciation of property and equipment and amortization of intangibles.  The management of the Company believes that adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because EBITDA, which eliminates the effects of income taxes, financing and the accounting effects of capital spending, each of which may vary for different companies for reasons unrelated to overall operating performance, and the adjustments made in arriving at adjusted EBITDA provide information regarding the Company’s ability to service and/or incur debt. EBITDA and adjusted EBITDA are not presentations made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA or adjusted EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. The Company’s calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. The calculation of EBITDA and adjusted EBITDA is shown below:

	Four Weeks Ended October 30, 2004	Four Weeks Ended November 27, 2004	Estimated (1) 52 Weeks Ended November 27, 2004
	(unaudited)	(unaudited)	(unaudited)
		(in thousands)
Net income	$956	$989	$3,198
Income tax expense	10	17	100
Interest expense, net	1,165	1,172	5,482
Depreciation of property and equipment	249	250	2,881
Amortization of intangibles	391	391	1,956
EBITDA	2,771	2,819	13,617
Non-recurring charges related to inventory step-up	—	—	1,767
Non-recurring transaction expenses	—	—	424
Non-cash charges relating to ESOP	—	—	3,672
Other stock-based compensation expenses	—	—	5,378
Adjusted EBITDA	$2,771	$2,819	$24,858

(1) Individual financial data for the five-week period ended December 31, 2003 of the predecessor company was not available, accordingly financial data for this period has been estimated on a ratable basis, assuming such period comprised one-third of a quarterly period, from the financial data of the predecessor company for the quarter ended December 31, 2003.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WORNICK COMPANY

By:	/s/ John F. McQuay
Name: John F. McQuay
Title: Chief Financial Officer and Treasurer

Dated:  December 22, 2004